ARTICLES OF INCORPORATION
OF
FAMILY PRESERVATION SERVICES OF FLORIDA, INC.

The undersigned incorporator for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.

ARTICLE I
NAME

The name of the corporation shall be Family Preservation Services of Florida, Inc.

ARTICLE II
PRINCIPAL OFFICE
The principal place of business and mailing address of this corporation shall be:
Family Preservation Services of Florida, Inc.
620 N. Craycroft
Tucson, AZ 85711

ARTICLE III
SHARES

The number of shares of stock that this corporation is authorized to have outstanding at any one time is One Hundred Thousand (100,000) of no par value.

ARTICLE IV
INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the initial registered agent are:

CT CORPORATION SYSTEM
1200 South Pine Island Road
Plantation, Florida 33324

ARTICLE V
DIRECTORS

The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as director until his successors are elected and qualified is:

Fletcher J. McCusker
620 N. Craycroft
Tucson, AZ 85711

ARTICLE VI
INCORPORATOR

The name and address of the incorporator to these Articles of Incorporation are:

Candice Maerz
3225 N. Central Avenue
Phoenix, Arizona 85012

/s/ Candice Maerz	July 9, 1998
Incorporator Candice Maerz	Date

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

CT CORPORATION SYSTEM

By:	/s/ Vickie M. Prince		July 9, 1998
	Registered Agent	Vickie M Prince,	Date
Asst. Secretary